Exhibit 16.1

June 10, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Macrovision Solutions Corporation (the Company) and, under the date of February 26, 2008, we reported on the consolidated financial statements of Macrovision Corporation, (the Predessesor Company), as of and for the years ended December 31, 2007 and 2006, and the effectiveness of internal control over financial reporting as of December 31, 2007. On June 5, 2008, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 10, 2008, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s following statements:

•	The statement that on June 5, 2008, the Audit Committee of the Company approved the decision to change the Company’s independent registered public accounting firm from KPMG LLP to Ernst & Young LLP.

•	The statement that on June 5, 2008, the Company appointed Ernst & Young LLP as the independent registered public accounting firm for the Company.

•

The statement that during the last two fiscal years and through June 5, 2008, the Company has not consulted with Ernst & Young LLP regarding: (i) the application of accounting principles to a specified transaction or transactions, either completed or proposed, or the type of audit opinion Ernst & Young LLP might render on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item, or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/ KPMG LLP